Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Invests With JAM FINTOP Banktech Fund
Accelerating Technology Adoption at Community Banks

Addison, Texas – September 10, 2021 / Business Wire / – Guaranty Bancshares, Inc., (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced that it is an investor in JAM FINTOP Banktech, L.P., an investment fund designed to help develop and accelerate technology adoption at community banks across the United States. Uniquely, all 66 of the fund’s limited partners, of which Guaranty is one, are community banks. The fund was created through a partnership with JAM Special Opportunity Venture (JSOV), an affiliate of Jacobs Asset Management (JAM), and FINTOP Capital.

The fund brings together seasoned fintech entrepreneurs and bank experts to invest in the next generation of companies changing the way financial institutions and their customers move, track and interact with money and other financial services. Areas of focus include: digital account opening and servicing, loan origination systems, digital loan collections, retail point of sale and payments, automated cash flow management, cybersecurity, fraud identification and workflow automation. “Our path towards digital transformation is based on leveraging the best technologies as well as the right partners. The JAM FINTOP Banktech Fund brings both to the table, facilitating a solution-oriented and forward looking approach to partnering with fintechs that create a competitive edge for our bank,” said Joel Johnson, Guaranty’s Chief Digital Officer.

In conjunction with our investment, Guaranty participates in the fund’s Community Banking advisory committee, which provides an avenue for extensive dialogue and interaction with fintech companies and fund leaders, as well as other community bank investors, for the purpose of establishing broad areas of focus for the fund and exposing our bank leadership to emerging technologies.

“The value that community banks deliver is immeasurable, but they have to innovate to compete. Through our partnership with FINTOP we can support banks as they map out their technology strategy,” said Adam Aspes, a General Partner at JSOV. FINTOP’s Managing Partner, Joe Maxwell, added, “With JAM, we’re helping community banks find solutions that make them more competitive and cost-efficient. We believe community banks can prosper if they embrace the right technology and we see JAM FINTOP Banktech helping them achieve that goal.”

Ty Abston, CEO of Guaranty stated, “We are proud to be a part of this unique investment dedicated to innovative strategies that will help community banks compete with the largest banks out there. Participating in this fund will increase our exposure to emerging technologies that will allow our bank to quickly adapt to changing consumer behaviors and the increased desire to complete banking transactions digitally.”

ABOUT GUARANTY BANCSHARES, INC. and GUARANTY BANK & TRUST

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of June 30, 2021, Guaranty Bancshares, Inc. had total assets of $2.93 billion, total loans of $1.89 billion and total deposits of $2.53 billion. Visit www.gnty.com for more information.

ABOUT JAM FINTOP

JAM FINTOP is a joint venture between JAM Special Opportunity Ventures (“JSOV”) and FINTOP Capital. The partnership brings together bank experts and seasoned fintech entrepreneurs to invest in companies changing the way financial institutions and their customers move, track, and interact with money. Jacobs Asset Management, an affiliate of JSOV, has a 26-year history investing in public and private community banks, and FINTOP Capital is a leading fintech investor with over 140 years of collective experience.

JAM FINTOP Banktech raised $150 million in April 2021 to help accelerate technology adoption at community banks across the United States. Uniquely, all 66 of the fund’s limited partners are community banks. The $600+ billion of combined assets of the fund’s limited partners would rank as the fifth largest bank in the nation. JAM FINTOP’s second fund, JAM FINTOP Blockchain, will make investments in blockchain infrastructure, on-ramps and businesses and is currently being marketed to Qualified Purchasers. For more information visit www.jamfintop.com.

Guaranty Contact
Cappy Payne Senior Executive Vice President & CFO Guaranty Bancshares, Inc. 1-888-572-9881
investors@gnty.com

JAM FINTOP Contact
Matt Kelley
Director, JAM FINTOP Bank Network
1-646-831-6842
matt@jampartners.com